Exhibit 99.1

NEWS RELEASE

For Immediate Release:	For Further Information Contact:
October 27, 2015	Media: www.CBI.com
Investors: Christi Thoms-Knox +1 832 513 1200

CB&I to Sell Nuclear Construction Business to Westinghouse

THE WOODLANDS, Texas – Oct. 27, 2015 — CB&I (NYSE: CBI) today announced it has entered into a definitive agreement with Westinghouse Electric Company LLC (WEC), in which WEC will acquire all of the outstanding equity interests in CB&I’s nuclear construction business. The transaction is expected to close in the fourth quarter 2015 and is subject to customary closing conditions and adjustments.

Under the agreement, WEC will purchase the business of engineering, construction, procurement, management, design, installation, start-up and testing of nuclear-fueled facilities, including the V.C. Summer project in South Carolina, the Vogtle project in Georgia and the nuclear projects in China. WEC also is acquiring CB&I’s nuclear integrated services business, which includes small capital projects for existing nuclear plants in the U.S.

Upon closing, WEC will assume full responsibility for all AP1000 nuclear projects and the nuclear integrated services business. CB&I will continue to supply discrete scopes of modules, fabricated pipe and specialty services to WEC on a subcontract basis for the U.S. nuclear projects.

Excluded under this agreement are CB&I’s fossil power generation capability, its nuclear and industrial maintenance business, the MOX nuclear fuel conversion project at Savannah River, the Federal decommissioning business, and the NetPower program for the development of power generation plants with zero CO2 emissions.

“This transition is a positive development for all stakeholders in the current nuclear projects as it provides, through Westinghouse, a single focus of responsibility and accountability for the completion of the AP1000 units,” said Philip K. Asherman, CB&I’s President and Chief Executive Officer. “For CB&I shareholders, it provides clarity and increased predictability from our growing backlog of work in markets that are more strategic to our future growth.”

Following the close of the transaction, CB&I, one of the most complete energy focused companies with industry-leading capabilities and expertise, will benefit from:

•	Improved operating cash flows and reduced working capital requirements, enabling CB&I to better achieve its capital allocation goals, including reducing debt, strategic investments and returning capital to shareholders

•	The ability for management to prioritize efforts and resources on targeted growth and strategic priorities

•	A simplified business structure and risk profile for investors

•	A leadership position in key growth markets such as LNG, Petrochemicals and Fossil Power

At closing, WEC will assume, and indemnify CB&I for, previous, current and future liabilities associated with the AP1000 nuclear projects. CB&I expects to receive cash payments from WEC of $229 million, of which $161 million is anticipated to be received upon WEC’s substantial completion of the nuclear projects and $68 million is anticipated to be received upon the attainment of certain milestones related to CB&I’s continued supply of discrete scopes of modules, fabricated pipe and specialty services to WEC on a subcontract basis for the nuclear projects.

In connection with the transaction, CB&I anticipates incurring a non-cash after tax charge of approximately $1.0 - $1.2 billion related to a loss on the transaction and the impairment of goodwill and intangible assets, of which approximately $904 million will be recorded in the third quarter. The company has secured relevant waivers and amendments relating to banking and credit facilities underscoring the support from banking partners for this transaction.

Additional information related to the transaction is available on the Investor Relations section of CB&I’s website, including a transaction summary sheet with an overview of key aspects of the transaction and illustrative pro forma data for the six months ended June 30, 2015.

CB&I Preliminary Third Quarter Results

For the third quarter, the company expects to report new awards of approximately $4 billion, revenues of $3.3 billion, including a $290 million negative impact attributable to foreign currency translation, and positive operating cash flows. Excluding the effects of the transaction, CB&I anticipates adjusted operating income of $271 million, or 8.1 percent of revenues, and adjusted net income to approximate $164 million, or $1.54 per diluted share. See Reconciliation of Non-GAAP Information in the table below.

CB&I will host a conference call and webcast Nov. 5, 2015, at 4 p.m. Central time, following the release of its third quarter financial results.

About CB&I

CB&I (NYSE:CBI) is the most complete energy infrastructure focused company in the world. With 125 years of experience and the expertise of approximately 54,000 employees, CB&I provides reliable solutions while maintaining a relentless focus on safety and an uncompromising standard of quality. For more information, visit www.cbi.com.

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Important Information For Investors And Shareholders

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding CB&I and represents our expectations and beliefs concerning future events. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties. When considering any statements that are predictive in nature, depend upon or refer to future events or conditions, or use or contain words, terms, phrases or expressions such as “achieve,” “forecast,” “plan,” “propose,” “strategy,” “envision,” “hope,” “will,” “continue,” “potential,” “expect,” “believe,” “anticipate,” “project,” “estimate,” “predict,” “intend,” “should,” “could,” “may,” “might” or similar forward-looking statements, we refer you to the cautionary statements concerning risk factors and “Forward-Looking Statements” described under “Risk Factors” in Item 1A of our Annual Report filed on Form 10-K filed with the SEC for the year ended December 31, 2014, and any updates to those risk factors or “Forward-Looking Statements” included in our subsequent Quarterly Reports on Form 10-Q filed with the SEC, which cautionary statements are incorporated herein by reference.

Chicago Bridge & Iron Company N.V.

Reconciliation of Non-GAAP Information

(in thousands, except per share data)

Three Months Ended September 30, 2015
Adjusted income from operations

Loss from operations	$(889,962)
Charges related to disposition of nuclear operations	1,160,480

Adjusted income from operations	$270,518
Adjusted % of revenue	8.1%

Adjusted net income attributable to CB&I

Net loss attributable to CB&I	$(740,433)
Charges related to disposition of nuclear operations, net of tax(1)	904,230

Adjusted net income attributable to CB&I	$163,797

Adjusted net income attributable to CB&I per share

Net loss attributable to CB&I	$(7.02)
Charges related to disposition of nuclear operations, net of tax(1)	8.56

Adjusted net income attributable to CB&I	$1.54

(1)	The three months ended September 30, 2015 includes $1,160,480 of charges related to the disposition of our nuclear operations, less the tax impact of $256,250. The unadjusted and adjusted per share amounts are based upon diluted weighted average shares of 105,454 (equivalent to our basic weighted average shares) and 106,322, respectively.